UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 24, 2009

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices)

(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On February 24, 2009, the Registrant concluded, after the review and discussion of the issues with the Audit Committee of its Board of Directors, that impairments have occurred to the carrying value of its goodwill and certain other non-amortizing, indefinite-lived intangible assets. As a result, the Registrant’s fourth quarter and full year 2008 financial results will include an aggregate non-cash pretax impairment charge of approximately $5,288 million to $5,504 million. The impairment charge is the result of the annual assessment for impairment required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and reflects factors impacted by current market conditions, including lower valuation multiples for gaming assets; higher discount rates resulting from on-going turmoil in the credit markets; and the completion of our annual budget and forecasting process. This non-cash charge will have no effect on the Registrant’s cash balances or its cash flows from operating activities, nor will ongoing operations be affected.

As discussed in Note 4 to the consolidated condensed financial statements in the Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 2008, the provisions of SFAS No. 142 call for interim testing if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, which the Registrant believed had occurred during the third quarter. However, the purchase price allocation following the acquisition of the Registrant by affiliates of Apollo Global Management, LLC and TPG Capital, LP had not yet been completed, and other key inputs supporting the impairment analysis were not yet available, and, therefore, it was not reasonably possible to develop an estimate of any potential impairment in the third quarter. The purchase price allocation and annual budget and forecasting process were completed in the fourth quarter, enabling the Registrant to perform the impairment analysis.

A complete description of significant accounting policies and practices related to goodwill and other intangible assets can be found in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Report on Form 10-Q for the period ending September 30, 2008.

Item 7.01 Regulation FD Disclosure.

Fourth Quarter and 2008 Preliminary Financial Results

Attached as Exhibit 99.1, the Registrant is reporting unaudited preliminary financial results for fourth quarter and full year 2008 for the Registrant and for Harrah’s Operating Company, Inc., a wholly-owned subsidiary of the Registrant (“HOC”). A substantial portion of the debt of the Registrant’s consolidated group is issued by HOC, and therefore the Registrant believes it is meaningful to also provide information pertaining solely to the results of operations of HOC.

For purposes of the financial information included herein, “Acquisition” means the merger of Hamlet Merger Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Hamlet Holdings LLC (“Hamlet Holding”), with and into the Registrant on January 28, 2008, pursuant to a merger agreement dated December 19, 2006 among the Registrant, Merger Sub and Hamlet Holdings.

The Registrant expects to release the fourth quarter and full year 2008 financial results for the Registrant and HOC in mid-March.

Gain on Extinguishment of Debt

On December 24, 2008, HOC consummated its previously announced private exchange offers (the “Exchange Offers”) to exchange its outstanding (i) 5.50% Senior Notes due 2010, (ii) 7.875% Senior Subordinated Notes due 2010, (iii) 8.0% Senior Notes due 2011, (iv) 8.125% Senior Subordinated Notes due 2011, (v) 5.375% Senior Notes due 2013, (vi) 5.625% Senior Notes due 2015, (vii) 6.50% Senior Notes due 2016, (viii) 5.75% Senior Notes due 2017; (ix) 10.75%/11.5% Senior Toggle Notes due 2018 and (x) 10.75% Senior Notes due 2016 (collectively, the “Old Notes”) for (a) new 10.00% Second-Priority Senior Secured Notes due 2015 (the “New 2015 Second Lien Notes”), for Old Notes maturing between 2010 and 2013, and (b) new 10.00% Second-Priority Senior Secured Notes due 2018 (the “New 2018 Second Lien Notes”, and, together with the New 2015 Second Lien Notes, the “New Second Lien Notes”), for Old Notes maturing between 2015 and 2018. In addition, certain holders of Old Notes maturing in 2010 and 2011 elected to receive cash in lieu of New 2015 Second Lien Notes.

As a result of the Exchange Offers, the Registrant and HOC will each record a non-cash pretax gain in fourth quarter 2008 of approximately $927 million to $965 million arising from this early extinguishment of debt. The gain, representing the aggregate of (i) the difference between the net book value and the cash paid in the case of the Old Notes exchanged for New Second Lien Notes and then retired for cash and (ii) the difference between the net book value of the Old Notes and the fair market value of the New Second Lien Notes in the case of the Exchange Offers, is net of the write-off of approximately $37 million of unamortized deferred finance charges related to the extinguished Old Notes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

99.1	Preliminary Financial Results for fourth quarter and full year 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: March 4, 2009	By:	/s/ ANTHONY D. MCDUFFIE
Anthony D. McDuffie
Senior Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Preliminary Financial Results for fourth quarter and full year 2008